EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated May 9, 2012, with respect to the consolidated financial statements of SuperCom Ltd. (formerly: "Vuance Ltd.") and subsidiaries as of December 31, 2011 and for each of the two years ended December 31, 2011, contained in the Registration Statement and Prospectus. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts.”

/s/FAHN KANNE & CO. GRANT THORNTON ISRAEL
Tel Aviv, Israel
July 3, 2013